UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2022

NewAge, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38014	27-2432263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7158 S. FL Smidth Dr., Suite 250, Midvale, UT

(address of principal executive offices)

84047

(zip code)

801-813-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NBEV	Nasdaq Capital Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2022, the NewAge, Inc. (“NewAge”) board of directors (the “Board”) appointed Ed Brennan, chairman of the Board, to serve as interim chief executive officer, effective immediately. Mr. Brennan is expected to serve until NewAge completes a search and appoints a new chief executive officer.

Mr. Brennan, 65, has served as chairman of the Board since January 2022, and a director of NewAge since 2017. Mr. Brennan has served as the Chair and Chief Executive Officer of Duty Free Shoppers, an international luxury retail company, from 1998 until 2021 and is currently the Chief Executive Officer of the Miller Family Office, which provides services to the Miller family and Bob Miller, the founder of Duty Free Shoppers, in Hong Kong. Since 2013, Mr. Brennan has been the owner and Chief Executive Officer of Beak and Skiff Orchards, a private company that owns apple orchards and operates an entertainment destination. He is a graduate of Niagara University where he is a member of its board of directors.

Mr. Brennan will receive $62,500 in fully vested shares for each month, or fraction thereof, in which he serves in his capacity as interim chief executive officer. He will receive no cash consideration for this role.

As a result of his appointment as interim chief executive officer, Mr. Brennan will step off both the Compensation Committee and the Nominating, Governance & Sustainability Committee. NewAge will continue to comply with the committee independence requirements of NASDAQ.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 9, 2022
104	Cover Page Interactive Data File, formatted in Inline XBRL

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SIGNATURES

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NewAge, Inc.

Date: March 9, 2022	By:	/s/ Kevin Manion
Kevin Manion
Chief Financial Officer

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